EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated June 23, 2008, with respect to the 2007 financial statements and supplemental schedule of USEC Savings Program included on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statement of USEC Inc. on Form S-8 (No. 333-129410, effective November 2, 2005).
/s/ Grant Thornton LLP
Baltimore, Maryland
June 24, 2009